June 2012 Pricing Sheet dated June 22, 2012 relating to Preliminary Terms No. 230 dated June 18, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in International Equities

Index LASERSSM Based on the Value of the EURO STOXX 50® Index due June 27, 2014
Index LeAding StockmarkEt Return Securities
PRICING TERMS – JUNE 22, 2012
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,154,800
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	June 22, 2012
Original issue date:	June 27, 2012 (3 business days after the pricing date)
Maturity date:	June 27, 2014
Underlying index:	EURO STOXX 50® Index
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:
$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]
If the final index value is at or below the downside threshold value, the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity will be less than $7.00 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	19%
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	2,186.81, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	1,530.767, which is 70% of the initial index value
Valuation date:	June 24, 2014, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61755S388
ISIN:	US61755S3884
Listing:	The LASERS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information concerning plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.225	$9.775
Total	$5,154,800	$115,983	$5,038,817
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each LASERS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 13 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for LASERS.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The LASERS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the LASERS.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 230 dated June 18, 2012
Product Supplement for LASERS dated November, 21, 2011
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The LASERS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.